                                                                    EXHIBIT 11.1

                         CALYPTE BIOMEDICAL CORPORATION
       COMPUTATION OF LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

                                                                               THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                    MARCH 31,
                                 ----------------------------------------   -------------------------
                                    1993          1994           1995          1995          1996
                                 -----------   -----------   ------------   -----------   -----------
Net loss attributable to common
  stockholders.................  $(6,301,272)  $(5,586,982)  $(10,411,385)  $(1,428,260)  $(2,846,433)
                                 ===========   ===========   ============   ===========   ===========
Weighted average shares used to
  compute net loss per share
  attributable to common
  stockholders:................
     Convertible preferred
       stock...................    3,492,026     4,460,402      5,705,714     5,705,234     5,705,234
     Common stock..............      514,939       551,365        569,349       569,349       569,378
Number of common shares issued,
  warrants granted, warrants
  exercised and stock options
  granted in accordance with
  Staff Accounting Bulletin No.
  83...........................    1,214,736     1,214,736      1,214,736     1,214,736     1,214,736
                                 -----------   -----------   ------------   -----------   -----------
          Total................    5,221,701     6,226,503      7,489,799     7,489,319     7,489,348
                                 ===========   ===========   ============   ===========   ===========
          Net loss per share
            attributable to
            common
            stockholders.......  $     (1.21)  $     (0.90)  $      (1.39)  $     (0.19)  $     (0.38)
                                 ===========   ===========   ============   ===========   ===========

The calculation includes the shares of convertible preferred stock (Series B, Series C, Series D and Series E) as if they had converted to common stock on their respective original dates of issuance, because such shares automatically convert to common stock upon the closing of the public offering of the Company's common stock.